Exhibit 10.2
AMENDMENTS TO OFFER LETTER OF BRIAN KECK
     Brian Keck (“Keck”) and ConAgra Foods, Inc. hereby agree to amend the offer letter (“Offer Letter”) issued to Keck on August 27, 2010, as follows:
1.	“Termination of employment” as used in the Offer Letter shall mean “separation from service” within the meaning of Internal Revenue Code section 409A (“409A”).

2.	The parties agree that the 104 week severance term referenced in paragraph 10 of the Offer Letter shall be paid as salary continuation and not in a lump sum payment, commencing with the next regular payroll date following the termination of employment (but not later than thirty (30) days following the termination), and continuing thereafter on each regular payroll payment date (but not less frequently than monthly) and at the rate of salary in effect at termination.

3.	The Offer Letter shall be interpreted not to permit a delay in severance payments while a release is obtained from Keck, but either failing to timely sign and return the release or revoking the release will result in forfeiture of the severance pay.

4.	The following paragraph shall be added to the Offer Letter: “For purposes of section 409A of the Internal Revenue Code (“409A”), you understand that you are a Key Employee as defined by 409A(a)(2)(B)(i) for the current 12 month period. Accordingly, upon your separation from service as defined by 409A, you may be identified as a Key Employee for the then applicable 12 month period. If you are, any portion of your severance pay covered by 409A and payable within six months of your separation from service date (if any) shall have its payment delayed until six months following the separation from service date. Any amounts that have been subject to this six month delay will be paid to you on the first pay day following the end of the six month period (in addition to the amount otherwise payable on that pay day).”
Agreed & Accepted:

/s/ Brian Keck	12/20/2010

Brian Keck	Date

/s/ Gary Rodkin	12/20/2010

Gary Rodkin, on behalf of ConAgra Foods, Inc.	Date

Personal & Confidential
Mr. Brian Keck
1116 Shepard Oaks Drive
Wildwood, MO 63038
Dear Brian:
It is my pleasure to offer you the position of Executive Vice President and Chief Administrative Officer, ConAgra Foods, Inc. This position will report to me and be based in Omaha with a start date of September 7, 2010. The details of this offer are as follows:
1)	Annual Salary: $525,000.00, payable bi-weekly at a rate of $20,192.30.

2)	Annual Incentive: You will participate in the ConAgra Foods Management Incentive Plan in FY2011, which began on May 31, 2010, and in future years, in accordance with the plan’s provisions. Your incentive opportunity will be targeted at 100% of your annual base salary. If the plan objectives are met, then you will be eligible to receive a full year bonus award for FY2011, payable following the conclusion of FY2011 at the same time as earned awards are paid to other senior executives, in accordance with the plan’s provisions (excluding those related to proration of awards for plan participation of less than a full fiscal year). Participation will be in the version of the plan linked 100% to total-company profit before tax performance. You will receive a copy of the plan document.

3)	Long Term Senior Management Incentive Program: Beginning in FY2011, you will participate in the company’s long term senior management incentive program.
a.	You will receive a grant of 32,000 performance shares (at target) for the FY2011 through FY2013 cycle of the Performance Share Plan, under and subject to the ConAgra Foods, Inc. 2009 Stock Plan, ConAgra Foods, Inc. 2008 Performance Share Plan and the operational rules adopted by the Human Resources Committee of the Board for the FY2011 through FY2013 cycle of the program.

The award will be paid out, if earned, in shares of stock following the conclusion of FY2013 at the same time as earned awards are paid to other senior executives.

b.	You will receive a grant of 160,000 non-qualified stock options, under and subject to the ConAgra Foods, Inc. 2009 Stock Plan and the option award agreement provided. The options will vest 40% on the first anniversary of the date of grant and 30% on each of the second and third anniversaries of the date of grant so that the award will be fully vested on the third anniversary of the date of grant. The exercise price of the options will be equal to the closing market price of the company’s common stock on the NYSE on the date of the grant. The date of grant will be the first trading day of the month following the commencement of your employment.
4)	Restricted Stock Units: You will receive a grant of 40,000 restricted stock units, under and subject to the ConAgra Foods, Inc. 2009 Stock Plan and the RSU award agreement provided. These restricted stock units will fully vest on the third anniversary of the date of grant, except as provided below in Section 10 and in the award agreement. The date of grant will be the first trading day of the month following the commencement of your employment.

5)	Qualified Retirement Benefits: You will be eligible to participate in the qualified ConAgra Foods Pension Plan for Salaried Employees (the “Qualified Pension”) and the ConAgra Foods, Inc. Retirement Income Savings Plan, according to plan provisions.

6)	Non-Qualified Retirement Benefits: You will be eligible to participate in the ConAgra Foods, Inc. Non-Qualified Retirement Income Savings Plan, according to plan provisions.

7)	Sign —On: You will receive $100,000.00, less required withholdings, within 30 days of your start date. If prior to September 7, 2012 you are terminated by the company for “Cause,” or terminate your own employment without either “Good Reason” or the consent of the Board of Directors or its Human Resources Committee, you agree to repay to the company $65,000.00 within 30 days of such separation.

8)	Vacation: You will be eligible for four (4) weeks of vacation per year.

9)	Relocation Package: You will be eligible for the ConAgra Foods Executive Relocation Program, which includes a lump sum Transition Support Payment of $20,000.00. That payment is considered compensation and appropriate taxes will be withheld. However, this payment will be tax assisted (grossed-up). Attachment A outlines the details of this program.
10)	Severance Provision: If you are terminated by the company for reasons other than “Cause” or a change in control, or if you terminate your employment within 45 days of the occurrence of “Good Reason”:
a.	as part of a severance agreement and waiver of claims with the company, you will be offered 104 weeks of salary continuation; and

b.	options vested at your time of separation will remain exercisable for the shorter of three years post termination or the original term of the option; and

c.	if unvested, the restricted stock units referenced in Section 4 of this letter will vest one-third for each full year of service you have completed.
11)	Change in Control: You will be a signatory to the company’s standard Change of Control Agreement with benefits payable at three times your salary and bonus.

12)	Retirement with Approval of the Board: If you retire from the company with the consent of the Board of Directors or its Human Resources Committee prior to being vested in the Qualified Pension, options vested at the time of your separation will remain exercisable for the shorter of three years post separation or the original term of the option.

13)	Employee Benefits: Your salary will be supplemented with the benefit package offered to employees and executives at your level. In addition, you will be subject to no waiting period on health and welfare plans in which you can participate, and the waiting period for full coverage under the company’s short term disability plan shall be waived.

14)	Stock Ownership Requirement: You will be subject to the company’s stock ownership policy for senior executives as adopted by the Human Resources Committee of the Board of Directors from time to time.

15)	Contingency: This offer is contingent upon the successful completion of our pre-employment drug and background screening required for executives, you executing the company’s standard employee agreements related to insider trading, confidentiality and non-solicitation matters, and you providing proof that you are authorized to work in the United States.
16)	Definitions: As used herein:
a.	“Good Reason” means (i) you are no longer reporting to the CEO or Chairman of the Board, (ii) there has been a significant contraction of your duties (as set forth on Attachment B) not at your own direction, (iii) your base salary or annual incentive target as identified herein has been reduced, or (iv) your primary office has moved to a location other than Omaha, Nebraska.

b.	“Cause” shall mean (i) action by you involving willful malfeasance in connection with your employment having a material adverse effect on the Company, (ii) substantial and continuing refusal by you in willful breach of your obligation to perform the duties ordinarily performed by an executive occupying your position, which refusal has a material adverse effect on the Company, or (iii) you being convicted of a felony or misdemeanor involving moral turpitude under the laws of the United States, any state, and/or any city.
I look forward to your favorable response, which you can indicate by signing and returning a copy of this letter.
Sincerely,
/s/ Gary Rodkin

Gary Rodkin
Chief Executive Officer
ConAgra Foods, Inc.
Enclosures:
Summary of Executive Relocation Program
CAO Position Responsibilities
Form of Option Agreement
Form of RSU Agreement

Offer Acceptance
I accept this offer of employment. In so doing, I understand and agree that my employment with ConAgra Foods is at will, that I am not employed for any specified duration, and that my employment may be terminated by myself, or ConAgra Foods at any time, with or without cause and with or without notice.

/s/ Brian Keck	8/28/2010

Signature	Date
Brian Keck
cc:	Rob Sharpe Colleen Batcheler

Exhibit B
Chief Administrative Officer
Position Responsibilities
Overall leadership for the following staff functions:
•	Human Resources (operations HR, compensation, benefits, diversity and inclusion, organization development and staffing)

•	Real Estate and Facilities (which includes relocation and corporate security)

•	Internal and External Communications (excluding brand PR)

•	Corporate Affairs
Serve as primary staff support for the Human Resources Committee of the Board of Directors.
Member of the CEO’s senior leadership team.